Exhibit 5.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

September 14, 2021

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sigma Labs, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date of this opinion letter, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 100,000 shares of the Company’s common stock (the “Shares”), that are issuable by the Company pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “Plan”). This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As a basis for rendering our opinion expressed below, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Company’s Articles of Incorporation and Bylaws, each as amended to date, (iv) resolutions of the Company’s Board of Directors pertaining to the Registration Statement, the Plan, the Shares, and related matters, and (v) such other documents, corporate records, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

With your permission, in order to render our opinion, we have made and relied upon such customary assumptions as we have deemed necessary or appropriate without any independent investigation or inquiry by us. Among other things, we have assumed that: all signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.

The law covered by our opinion expressed below is limited to the internal corporation laws of the State of Nevada (including applicable rules and regulations promulgated thereunder and applicable reported judicial decisions interpreting the same). We neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction.

This opinion letter is limited to the opinion expressly stated below, does not include any implied opinions and is rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our opinion, including, without limitation, future changes in applicable law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid, and non-assessable.

This opinion letter is rendered to you solely in connection with the transactions contemplated by the Registration Statement and may not be relied upon for any other purpose. We consent to the filing with the Commission of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROYGOULD PC
TROYGOULD PC